Exhibit 10.6
LEASE
Between
REDWOOD TOWER LIMITED PARTNERSHIP
And
VISICU, INC.

LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”), made as of the 22nd day of June, 2004, between REDWOOD TOWER LIMITED PARTNERSHIP, a Maryland Limited Liability Corporation (“Landlord”), and VISICU, INC., a Delaware Corporation (“Tenant”).
WITNESSETH:
ARTICLE I — DEMISED PREMISES
     101. Lease of Demised Premises. Landlord, for the Term and subject to the provisions and conditions hereof, hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain space (the “Demised Premises”) described on the floor plan as the entire nineteenth floor attached hereto as Exhibit “A” and made a part hereof, consisting of approximately 14,430 rentable square feet of the office building (the “Building”) known as 217 E. Redwood Street, Baltimore, Maryland. The Parcel and the Building include certain easement areas, and the structures and facilities therein, which provide support and services for the Building. The Parcel and the Building are sometimes herein referred to collectively as the “Complex”. The rentable area of the Demised Premises is computed on the basis of the measurement standards set forth on Exhibit “E”, attached hereto and made a part hereof.
     102. Limitation on Demised Premises. No space outside of the property lines of the parcel is leased under the Lease. All space outside said property lines, which Tenant may be permitted to use or occupy is to be so used or occupied under a revocable license, and if any such license is revoked, or if the amount of such space is diminished, Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent nor shall such revocation or diminution be deemed an eviction.
     103. Parking. Landlord will make available at all times during the Term, subject to garage owners availability at Tenant’s sole cost and expense at the current rate of $110.00 per month a ratio of 1.2 parking spaces per 1000 square feet leased by Tenant. Tenant will have the right to enter the garage through the main entrance of Redwood Tower, having an address at 217 E. Redwood Street, Baltimore, Maryland. The monthly rate of parking is subject to change to current market rates from time to time. Tenant will only be required to pay for the parking spaces actually being used by Tenant from time to time.
ARTICLE II — USE
     201. Purpose. Tenant shall use and occupy the Demised Premises solely for general office purposes and for no other purposes, unless otherwise approved by the Landlord in writing.
ARTICLE III — TERM
     301. Term of Lease. The term (the “Term”) of this Lease shall begin on the date that is three (3) days after Landlord delivers possession of the premises to Tenant with substantially all of Landlord’s work complete which remaining work shall not affect Tenant’s use and occupancy of the Premises. Landlord shall cause the Commencement Date to occur on or before September 1, 2004 subject to extension due to force majeure or delays caused by Tenant and shall provide Tenant with at least ten (10) days prior notice of such date. The term shall continue for a period of six (6) years from the Commencement Date.
     302. Rental Commencement Date. The “Rental Commencement Date” shall be that date which is 6 months after the Commencement Date. Notwithstanding anything to the contrary contained here, Tenant shall be entitled to an additional six (6) months free rent on 2430 rentable square feet which shall expire one year after the Commencement Date.
     303. Renewal Term. (a) The Tenant has the option to renew this Lease for two separate terms of three (3) years each. Tenant must provide Landlord with at least twelve (12) months prior written notice of its intent to extend the Lease term prior to Lease expiration. The Base Rental Rate will be subject to adjustment as provided in paragraphs (b) and (c) below. All other terms of this Lease shall be applicable to the renewal terms.
          (a) The Base Rental Rate for each Renewal Term will be the “fair market rent” for the Premises, based on rental rates for space of similar size in comparable buildings in downtown Baltimore. Upon receipt of Tenant’s notice of renewal, Landlord shall choose a real estate broker at Landlord’s expense to determine the fair market rent, which determination shall be provided in writing to Tenant within twenty (20) days after Tenant’s notice of renewal. In the event Tenant disputes this determination, Tenant shall retain, at Tenant’s expense, a real estate broker of Tenant’s choosing to determine fair market rent, which determination shall be provided in writing to Landlord within twenty (20) days after Tenant’s receipt of the Landlord’s broker’s determination of fair market rent; otherwise, Tenant shall be deemed to have accepted such determination. If Tenant’s broker’s determination of fair market rent does not match that of Landlord’s broker, then the two brokers shall select a third, independent broker to determine the fair market rent, which determination shall be provided in writing to Landlord and Tenant within twenty (20) days after the selection of the third broker. The determination by the third broker shall be binding upon both Landlord and Tenant. The fees of the third broker shall be paid 1/2 by Landlord and 1/2 by Tenant. The Tenant shall have a period of twenty (20) days after receipt of the third broker’s determination within which, by written notice to Landlord, to elect to nullify Tenant’s exercise of its renewal option. If Tenant does not elect to nullify its exercise within such time period, then the term of the Lease shall be extended for the exercised renewal term at the fair market rent determined pursuant to the foregoing provisions.
          (b) Each new Lease Year after the first Lease Year of the Renewal Term, the Base Rental Rate shall increase two (2%) percent per annum over the prior years rent.
ARTICLE IV — RENT
     401. Definitions.
          (a) As used herein:
               (1) “Anniversary Date” shall mean each anniversary of the Rental Commencement Date.

               (2) “Lease Date” shall mean the date on the first page of the Lease herein.
               (3) “Office Areas” shall mean those portions of the Building used for office purposes and shall be deemed to be 202,000 rentable square feet.
               (4) “Rent Commencement Date” six (6) months following Landlord’s delivery of possession to Tenant except for 2,430 square feet in which the rental commencement date shall be one (1) year from Landlord’s delivery of possession.
               (5) “Taxes” shall mean Tenant’s Proportionate Share above the Base Year of (i) all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the building and personal property taxes for any personal property of Landlord used in connection therewith, and (ii) all taxes, assessments, charges and fees enacted in substitution for such real estate taxes or personal property taxes or in substitution for increases therein. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be limited to the amount of the installments (plus any interest payable thereon) on such special assessments required to be paid during such year. All references to Taxes “for” a particular year shall be deemed to refer to Taxes paid during such year. If the Office Areas are assessed, for real estate tax purposes, separately from the non-Office Areas of the Building, Taxes shall mean and refer to only those taxes (or portions thereof) on the Building reasonably allocated by Landlord to the Office Areas, including an allocable share of any taxes imposed on any portions of non-Office Areas which also service or benefit the Office Areas. If the Office Areas are not separately assessed for real estate tax purposes, Taxes shall mean and refer to all taxes imposed on the Building and reasonably allocated by Landlord to the Office Areas. Except as hereinabove provided, Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, gross receipts, net income, capital stock, or excess profit tax, or license, inspection or permit fees, taxes on the rent payable hereunder, or taxes on the parking garage.
               As of the date of this Lease, there has been no abatement of Taxes and Landlord has not made application for any such abatement (as opposed to any proceedings or negotiations to reduce the assessed value in the normal course of business).
               (6) “Tenant’s proportionate Share” shall mean 7.14%, which is calculated by dividing the number of rentable square feet in the Office Areas.
               (7) “Base Year” for taxes shall be the 2004-2005 tax year.
     402. Payment of Rent.
          (a) Tenant shall pay to Landlord a minimum annual rental in the amounts as set forth, subject to adjustment as provided herein, to be paid in equal monthly installments as set forth, on the first day of each calendar month, in advance.

               (i) Rental Rate:

Year	Monthly	Annually
Year 1	$20,442.50	$245,310.00
Year 2	$20,851.35	$250,216.20
Year 3	$21,268.37	$255,220.52
Year 4	$21,693.74	$260,324.93
Year 5	$22,127.61	$265,531.42
Year 6	$22,570.17	$270,842.04
          (b) If the Rental Commencement Date occurs on a day other than the first day of a month, rent from such day until the first day of the following month shall be prorated and shall be payable, in advance, on the Rental Commencement Date. In such event, the installment of rent paid at execution hereof shall be applied to the rent due for the first full calendar month after the Rental Commencement Date.
     403. Additional Rent.
          (a) Increases in Taxes. For each calendar year within which any part of the Term falls, Tenant shall pay to Landlord Tenant’s proportionate Share of the excess, if any, of Taxes for such year over the sum of the taxes for the fiscal year through June 30, 2005. Such payment shall be prorated for any partial calendar year during the Term. Said additional rent shall be paid during each calendar year in one or more installments, as Landlord shall determine, within twenty (20) days after Tenant’s receipt from Landlord of a statement therefore (accompanied by a copy of the tax bills and a calculation of Tenant’s proportionate share), but in no event more than thirty (30) days prior to the date on which payment of such Taxes is due from Landlord without penalty or interest.
          (b) Increases in Operating Expenses. For each calendar year during which any part of the Term falls, Tenant shall pay to Landlord, Tenant’s Proportionate Share of the excess, if any, in Operating Expenses for the Office Areas for such year (the “Excess Operating Expenses”) over the sum of Operating Expenses for the Office Areas (the “Base Operating Expense”) for the 2005 calendar year (the “Base Expense Year”). Such payment shall be prorated for any partial calendar year during the Term.
               In determining the amount of Operating Expenses for the Office Areas for the Base Expense Year and for any subsequent year, if less than 95% of the Building’s rentable square feet shall have been occupied by tenants at any time during the year, Operating Expenses for the Office Areas shall be deemed for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout such year.
               For purposes of this Section 403(b):
               (1) The term “Operating Expenses” shall mean all expenses incurred in the ownership, operation, maintenance and management of the Building and reasonably allocated by Landlord to Office Areas, and shall include, without limitation, (i) wages and salaries and fringe benefits paid to or on behalf of persons employed in rendering services in the operation, supervision, maintenance, and repair of the Building, management fees at three (3%) percent per annum and unemployment insurance payments, social security and other taxes imposed upon employers in respect to such employment, all of which shall be prorated to the extent employed at the Building, (ii) costs for management services, security, cleaning, trash removal, window washing, elevator maintenance and HVAC system maintenance, and legal, accounting, engineering and other professional fees (iii) cost of electricity, gas, water, sewer, fuel, steam and other utilities used in the operation of the Building, including electricity used in all demised office premises in the Building for normal office use and billed directly to tenants, (iv) cost of insurance for the Building, including so called “all-risk” coverage, elevator, boiler, sprinkler leakage, water damage, public liability and property damage, plate glass and rent protection, (v) costs for uniforms, supplies, tools and equipment, (vi) costs of inspecting, and depreciation of, machinery and equipment, (vii) costs to maintain and operate a Building office, (viii) costs, including reasonable attorney’s fees, if any, incurred in protesting, attempting to reduce, and attempting to restrict increases in, Taxes, and (ix) all other costs properly constituting operating costs according to standard accounting practices.
               (2) If Landlord shall elect to manage the Building itself rather than hiring an independent contractor as manager, Operating Expenses shall also include a management fee payable to Landlord, which fee shall not exceed three percent (3%) of the gross revenues from the Building per annum.
               (3) The term “Operating Expenses” shall not include: (i) cost of redecorating, special cleaning or other services provided for a particular tenant or tenant space and of a type not provided for the Building or tenants generally; (ii) wages, salaries or fees paid to administrative or executive personnel of Landlord above the level of building superintendent; (iii) the cost of any repair or replacement item which by standard accounting practice should be capitalized; (v) any charge for Landlord’s net income tax, excess profit taxes, franchise taxes or similar taxes on Landlord’s business, (vi) leasing commissions; (vii) Taxes; (viii) expenses incurred in connection with the parking garage (the “Garage”) servicing the Building, except those expenses for the elevator servicing the Garage; (ix) any Operating Expense reimbursed by insurance proceeds; (x) any expenses incurred by Landlord in connection with marketing space in the Building, including leasing commissions; (xi) legal fees in connection with any leases or in connection with any one or more tenants or prospective tenants of the Building; (xii) costs of removing hazardous materials or complying with any laws relating to hazardous materials; (xiii) accounting costs in connection with the preparation of the Landlord’s tax return; (xiv) attorneys’ fees and other collection costs incurred in enforcing leases due to nonpayment of rent; (xv) late fees, fines, interest, penalties and other costs arising from Landlord’s breach of a contract or violation of applicable law; and (xvi) amounts paid under contracts with affiliates of Landlord or of Landlord’s management agent in excess of market rates.
               (4) On or before April 30 (or as soon thereafter as practicable) of each calendar year during the Term, Landlord shall furnish to Tenant a comparative statement of Operating Expenses, setting forth in reasonable detail: (i) a schedule of Operating Expenses for the preceding calendar year, and the amount of the Excess Operating Expenses for such preceding year; (ii) the amount, if any, paid by Tenant to Landlord during the preceding calendar year on account of the Excess Operating Expenses for such preceding year; (iii) the amount due from Tenant on account of the Excess Operating Expenses for such preceding year, or the amount due from Landlord to Tenant because of overpayments by Tenant on account of Excess Operating Expenses (“Overpayments”). Landlord’s comparative statement of Operating Expenses for the then-current calendar year and an estimated “Monthly Portion of Excess Operating Expenses” equal to one-twelfth of said good faith estimate of Excess Operating Expenses.
               (5) Within 30 days of receipt of Landlord’s comparative statement of Operating Expenses, Tenant will pay to Landlord, as additional rent, any amounts due from Tenant on account of Excess Operating Expenses for the preceding year. Tenant shall also make payments to Landlord, on account of the Excess Operating Expenses for the then current calendar year, as follows:
                    (i) On the first day of the first full month following receipt by Tenant of the Landlord’s comparative statement of Operating Expenses, Tenant shall pay to Landlord an amount equal to the Monthly Portion of Excess Operating Expenses multiplied by the number of months elapsed in the current calendar year (including the month in which the payment is made) less any amounts already paid on account thereof by Tenant; and
                    (ii) Commencing on the first day of the second full month following receipt by Tenant of Landlord’s comparative statement of Operating Expenses, and continuing until the receipt by Tenant of the next annual comparative statement, the minimum monthly installments of rent due hereunder shall be increased by an amount equal to the Monthly Portion of Excess Operating Expenses.
               (6) Any Overpayment by Tenant shall be adjusted by a credit to Tenant given contemporaneously with the furnishing of the next comparative statement of Operating Expenses, which credit shall be applied against the payments next falling due under Section 403(b)(5)(i) and (ii) until Tenant has recovered the Overpayment or refunded to Tenant at the end of the Lease Term.
               (7) If, during the Term of this Lease there shall be a reduction or elimination of any particular component of Operating Expenses by reason of the introduction of a labor-saving device, energy conservation advice, capital improvement or replacement installed by Landlord, the corresponding item of expense in the Base Operating Expense shall be eliminated or reduced in the same proportion as the reduction of that item in the Operating Expenses for purposes of calculating Tenant’s share of Excess Operating Expenses.
               (8) In the event Landlord shall make a capital expenditure for an Essential Capital Improvement (as hereinafter defined) during the Term of this Lease, the annual amortization of such expenditure (determined by dividing the amount of the expenditure by the useful life of the improvement, as reasonably determined by Landlord), shall be deemed an Operating Expense for each year of such useful life. As used herein, an “Essential Capital Improvement” means any of the following:
                    (i) a labor saving device or other installation, improvement or replacement which reduces Operating Expenses, provided, however, that the annual amortization and interest related thereto shall not exceed the amount of the savings; or

                    (ii) an installation or improvement required by reason of any law, ordinance or regulation of any governmental or quasi-governmental body, which requirement did not exist (or was not applicable to the Building) on the date of execution of this Lease; or
                    (iii) an installation or improvement which is reasonably installed to directly enhance the safety of tenants in the Building generally (as, for example, but without limitation, for fire safety or security).
               (9) If the Landlord is not furnishing any particular work or service (the cost of which if performed by the Landlord would constitute an Operating Expense) to a tenant of the Building who has undertaken to perform such work or service in lieu of the performance thereof by the Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by the Landlord if it had at its own expense furnished such work or service to such Tenant.
     404. Comparative Statements. Any comparative statement (whether for adjustment of the minimum annual rental, Taxes, Operating Expenses or otherwise) sent to Tenant shall be conclusively binding upon Tenant unless, within one (1) years after such statement is sent, Tenant shall send a written notice to Landlord objecting to such statement, specifying the respects in which such statement is claimed to be incorrect, and setting forth Tenant’s basis for its claim. Pending the resolution of any dispute, however, Tenant shall make payments in accordance with the information contained in the comparative statement. Landlord agrees to provide to Tenant, upon request, extracts from Landlord’s books and records which are relevant to any items in dispute. In the event Tenant disputes the correctness of the statement, Tenant may, at its sole cost and expense, audit the records of Landlord from which the statement was prepared. In the event the audit indicates that Landlord billed Tenant in excess, then Landlord shall refund such excess to Tenant and if such audit indicates that Landlord billed Tenant less than should have been billed to Tenant, Tenant shall pay such difference to Landlord. If the amount of the excess payment of Tenant exceeds three (3%) percent of the actual proportionate share due from Tenant, Landlord shall also pay the reasonable cost of the audit.
     405. All Payments Deemed Rent. All sums due from Tenant under this Lease, and all costs for items which are to be at the expense of Tenant, are deemed to be rent, and in the event of non-payment thereof Landlord shall have all of the rights and remedies provided for herein or by law in the case of non-payment of rent.
     406. Method of Payment. Rent shall be paid without notice or demand, and without abatement, deduction or set off to Landlord at the management office of Landlord located within the Building or to such other person or place as Landlord shall from time to time designate by notice to Tenant. A late payment service charge of five per cent (5%) of the rent in effect at the time the rent is past due shall be added to all payments of rent or other sums payable by Tenant which are not paid by the tenth (10th) of the month or within ten days from the due date (provided that, for the first time Tenant is late in the payment of rent, Tenant shall not be subject to a late charge for each month or portion of a month said payments are past due (but in no event shall Tenant be charged any amount in excess of that which may lawfully be charged).

     407. Rent Due Upon Termination of Lease. If upon termination of this Lease, any amount due pursuant to this Article IV has not yet been determined, an appropriate payment from Tenant to Landlord, or refund from Landlord to Tenant, shall be made within one (1) year from the date of Lease termination.
     408. Security Deposit. Tenant shall deposit an amount equal to one (1) month’s rent as a Security Deposit at lease execution.
ARTICLE V — IMPROVEMENT OF THE DEMISED PREMISES
     501. Construction Documents. The Landlord shall be responsible for costs and expenses of the build-outs and improvements to the leased premises, in accordance with the scope of the work described in Exhibit A annexed hereto and the final construction documents. Additional improvements not set forth in Exhibits A and B shall be the sole responsibility of the Tenant. Landlord to deliver the premises in a “Turnkey” condition based on cost not to exceed $21.53 per square foot. Landlord shall not impose any administrative, supervising or similar fee for supervision by it or its agents. In addition, Landlord shall obtain the MEP drawings at its sole expense not to exceed $1.00 per square foot.
     502. Tenant Work; Base Building. The work required to be performed pursuant to Tenant’s Construction Documents is herein sometimes referred to as Tenant Work. Tenant Work shall be completed in accordance with Tenant’s construction documents.
     503. Design and Construction Documents. Landlord will provide an allowance of $.l5 per usable square foot towards Tenant’s design and fit out. Landlord shall further provide Tenant with an allowance of $.85 per square foot for Tenant’s final construction drawings and related design services. Landlord shall from time to time pay directly the invoices for such work within 15 days after receipt of the invoices from Tenant, up to the amount of the allowances. These allowances are not included in the $21.53 maximum cost under Section 5.01.
     504. Lobby Work. Landlord shall improve the elevator lobby and bathroom on the 19th floor consistent with the planned upgrades for the common areas of the Building, subject to Tenant’s final approval of the color scheme. Such work shall be performed at Landlord’s sole expense and shall be substantially completed prior to the Commencement Date.
     505. Work by Tenant’s Contractors. Tenant may, at its sole expense, select and employ its own contractors for certain work in the Demised Premises which is not to be performed by Landlord including, but not limited to, cabling, and Landlord shall afford Tenant access to the Premises during Landlord’s construction in order to perform such work, provided such work is coordinated with Landlord’s work and does not unreasonably interfere with Landlord’s work.
               (1) Tenant shall obtain the written approval of Landlord of the work it proposes to perform and of the plans and specifications therefore. Such approval shall not be unreasonably withheld, conditioned or delayed.
               (2) The work shall be performed by responsible contractors and subcontractors reasonably approved in advance by Landlord, and (a) the work shall not, in

Landlord’s sole judgment, affect Landlord’s relationship with Landlord’s contractors or subcontractors or disturb harmonious labor relations at the Building; (b) Tenant shall maintain in effect, and evidence to Landlord (by delivery of a duplicate policy or a Certificate of Insurance), workmen’s compensation insurance and disability insurance in accordance with statutory requirements, and comprehensive general liability insurance with companies, coverages, amounts and insured (including Landlord and any other party as Landlord shall designate as additional insured) as Landlord may from time to time require or approve, and (c) Tenant shall, prior to commencement of any work, deliver and file waivers of liens on account of the work to be performed;
               (3) No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord’s Contractors or other parties;
               (4) Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of such finishing work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by any other party;
               (5) All such work shall comply with all applicable laws and requirements and shall be covered by a guarantee, acceptable to Landlord and Tenant, against defects in workmanship and materials for a period of at least one year; and
               (6) Tenant shall indemnify, defend and hold Landlord harmless from any and all loss, damage, claim, demand, action, cost and expense (including reasonable attorneys’ fees) arising in connection with Tenant’s exercise of rights under this Section 507.
ARTICLE VI — SERVICES
     601. Landlord shall provide the following services, the cost of which shall be included in Operating Expenses, except where specifically provide otherwise in this Lease:
          (a) HVAC. Landlord shall furnish heat, ventilation and air-conditioning (collectively “HVAC”) to the Demised Premises, as is, in Landlord’s reasonable judgment, necessary for comfortable occupancy of the Demised Premises, Monday through Friday from 7:00 a.m. to 6:00 p.m. and Saturday from 9:00 a.m. to 2:00 p.m., and excluding Sundays and holidays (meaning New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day and Christmas Day). HVAC required by Tenant at other times (“Additional HVAC”) shall be supplied upon reasonable prior notice, and shall be paid for by Tenant, promptly upon billing, at such rates as Landlord shall, from time to time, establish therefore. The cost for Additional HVAC shall be Fifty Dollars ($50.00) per hour for the first hour of use and Twenty Five Dollars ($25.00) per hour for each hour of use thereafter, which costs shall be subject to increase at any time and from time to time based upon increases in Landlord’s costs in providing HVAC. In the event that another tenant(s) of the Building and Tenant share the same HVAC zone, and Tenant and such other tenant(s) simultaneously require Additional HVAC, the cost for such HVAC shall be prorated between Tenant and such other tenant(s). The HVAC system intended to serve the Demised Premises has been designed to be capable of achieving the performance standards specified for Standard Tenant Work, and, in the event what such system fails to achieve such standards, Landlord shall, promptly after notice to it of such failure, take such reasonable actions which are within its control to cause such standards to be met; but Landlord shall not be required to take any such actions, and shall not be reasonable for such failure, if such failure results from a cause for which Tenant is responsible under the terms of this Lease, or from the occupancy of the Demised Premises in excess of the density specified for Standard Tenant Work, or if the equipment and appliances operated within the Demised Premises, when combined with all lighting fixtures in the Demised Premises, have an installed electrical load in excess of five (5) watts per rentable square foot. Notwithstanding the foregoing, in the event that Tenant’s Construction Documents indicate that Tenant requires an installed electrical load in excess of five (5) watts per rentable square foot (such as in connection with Tenant’s installation of Tenant’s Air Conditioning Unit (hereinafter defined), Landlord will make available to Tenant the electric power necessary to provide for an installed electrical load up to six (6) watts per rentable square foot at the electrical panel on the floor of the Demised Premises and no connection fee shall be charged to Tenant for such additional capacity. The furnishing of HVAC System services shall be subject to any statute, ordinance, rule, regulation, resolution or recommendation for energy conservation which may be promulgated by any governmental agency or organization with which Landlord shall be required, or in good faith may elect to, abide. Tenant agrees to comply with such rules and regulations respecting the use of the HVAC system as Landlord may from time to time establish.
               After Landlord has completed the Tenant Work, upon Landlord’s prior written consent, Tenant may install a self-contained package air conditioning unit (Tenant’s Air Conditioning Unit”) for twenty-four (24) hour use at Tenant’s sole cost and expense, (including costs related to equipment, installation and maintenance of the unit, liability and consumption of electricity).
          (b) Elevators. Landlord shall provide passenger elevator service to the Demised Premises, Monday through Friday from 8:00 a.m. to 6:00 p.m., and Saturday from 8:00 a.m. to 1:00 p.m., and excluding Sundays and the holidays described in Section 601, with one elevator subject to call at all other times.
          (c) Access. Landlord shall permit Tenant to have access to the Demised Premises at all times, subject to compliance with such security measures and Building rules and regulations as shall from time to time be in effect for the Building.
          (d) Security. The Landlord shall provide twenty-four (24) hour manned security on the premises, along with video cameras monitoring the common areas in the building.
          (e) Janitorial. Landlord shall provide such janitorial services to the Demised Premises in accordance with the janitorial specifications set forth on Exhibit “C” attached hereto. Any additional janitorial service desired by Tenant may be contracted for by Tenant with Landlord’s janitorial agent, and the cost thereof shall be the responsibility of Tenant.
          (f) Water. Landlord shall provide hot and cold water for drinking, lavatory, toilet and ordinary cleaning purposes, to be drawn from the bathrooms or other approved fixtures on each floor.

          (g) Electricity. Landlord shall furnish electricity to the Demised Premises for normal office use including, fluorescent and incandescent lighting and normal office equipment, including, but not limited to, duplicating (reproduction) machines, desktop computers, servers terminals, communications and audio-visual equipment, non-cooking kitchen equipment (including a microwave oven, a countertop beverage dispensing machine and a refrigerator) and shall replace light bulbs and tubes when required. The cost of such replacement light bulbs and tubes, including labor, shall be charged to Tenant. Except as provided herein, Tenant shall not, without the prior written consent of Landlord, install or operate in the Demised Premises any electrically operated equipment or other machinery except machinery and equipment with minimal electrical consumption normally used in modern offices such as those listed above. Tenant shall reimburse Landlord on a monthly basis for their electric usage excluding HVAC. The electric usage cost shall not exceed $1,984.13 per month at any time during the first lease year. At no time during the remaining lease years can the electric usage cost increase more than 2% per Annum cumulatively. Landlord shall bill Tenant on a monthly basis for the monthly electric usage cost, such cost shall be a direct pass through from the Utility Company for electric consumption only.
ARTICLE VII — LIMITATION REGARDING SERVICES
     701. Landlord reserves the right, without any liability to Tenant, and without being in breach of any covenant of this Lease, to interrupt or suspend any of the services to be provided by Landlord, as may be necessary by reason of accidents, emergencies, strikes, mechanical failures, repairs or changes to any system, difficulty in securing fuel, labor or supplies, or governmental restrictions or voluntary compliance programs, or by reason of any other cause beyond Landlord’s reasonable control. Tenant shall not be entitled to any diminution or abatement of rent, except as hereinafter provided in this Section 701, nor shall this Lease or any of the obligations of the Tenant be affected or reduced, by reason of any such interruption or suspension of any of such services. In the event of service interruptions by the electric utility provider Landlord shall, after it receives notice of such interruption, exercise reasonable efforts to notify the utility to facilitate resumption of such service. If the service interruption is caused solely due to acts of Landlord, its agent, servant, employees or contractors and continues for 48 consecutive hours, Tenant shall be entitled to an abatement in rent from the third day of interruption until corrected.
ARTICLE VIII — CARE OF DEMISED PREMISES
     801. Compliance With Government Requirements. Tenant shall comply at all times with all Federal, state and local statutes, regulations, ordinances and orders, and with the requirements of all insurance underwriters, applicable to the use and occupancy of the Demised Premises. Landlord shall comply with all other statutes, regulations, ordinances and orders regarding the Demised Premises or the Building.
     802. Landlord’s Access to Demised Premises. Tenant shall give Landlord access to the Demised Premises at all reasonable times, and upon reasonable prior notice (except that no prior notice shall be required in an emergency), to enable Landlord: (a) to examine the same and to make such repairs, additions and alterations as Landlord may deem advisable; and (b) to show the Demised Premises to prospective mortgagees, purchasers and tenants (provided, that with respect to prospective tenants, Landlord shall only show the Demised Premises to such tenants during the last 9 months of the Lease Term with 48 hours verbal notice). Landlord shall not unreasonably interfere with Tenant’s operations in the Premises when exercising such rights.
     803. Maintenance of Demised Premises. Tenant shall keep the interior of the Demised Premises safe, and in good order and condition, and shall not commit or suffer any damage or waste to the Demised Premises. Landlord shall be responsible for all repairs and replacements to the structure of the Building, the exterior of the Building, and all Building systems installed by Landlord or Landlord’s predecessor in interest and shall keep same in good order and condition and free from leaks. Tenant shall be responsible for the repair and maintenance for any building systems installed by Tenant.
     804. Removal of Goods and Redelivery of Possession Upon Termination of Lease. Upon the termination of this Lease, Tenant shall remove Tenant’s goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Demised Premises to Landlord in as good order and condition as at the inception of the Term of this Lease (or in such condition as the same hereafter may be improved by Landlord or Tenant), reasonable wear and tear and damage the repair of which is Landlord’s obligation excepted. Goods and effects not removed by Tenant at the termination of this Lease shall be considered abandoned and Landlord may dispose of or store the same as it deems expedient, at Tenant’s cost.
     805. Tenant to Maintain Insurability. Tenant shall not do or permit any act, or cause or permit any condition, which might make void or voidable any insurance on the Demised Premises, the Building or the Building or which may render an increased or extra premium payable for insurance (and without prejudice to any other right or remedy of Landlord, Landlord shall have the right to collect from Tenant, as additional rent, upon demand, any such increase or extra premium); provided, however, that the payment of such increase or extra premium by Tenant shall cure an Event of Default (as defined in Section 160lb hereof) under this Lease relating to a breach of this Section 805.
     806. Alterations to Demised Premises.
          (a) Tenant shall not make any alterations or additions in or about the Demised Premises, in the aggregate costing more than Twenty Thousand Dollars ($20,000), without the prior written consent of Landlord. The performance of all such work consented to by Landlord shall be subject to and comply with the provisions of Section 507.
          (b) All alterations, improvements and additions made by Tenant shall remain upon the Demised Premises at the termination of this Lease and shall become the property of Landlord, unless, and to the extent, Landlord shall give written notice to Tenant to remove the same, in which event Tenant shall remove such alterations, improvements and additions and restore the Demised Premises to the same condition in which they were at the commencement of this Lease. As to the improvements installed in the Demised Premises as part of the initial Tenant Work or to any improvements approved by Landlord, Landlord shall notify Tenant of which improvements Tenant will be required to remove from the Demised Premises following Landlord’s review of Tenant’s Construction Documents, but prior to the commencement of construction of Tenant Work and allow Tenant an opportunity to revise its drawings.

          (c) All furniture, word processing equipment, trade fixtures, office equipment and similar personalty installed by Tenant in the Demised Premises shall remain the property of Tenant and shall be removed prior to or at the time of termination of this Lease, provided Tenant shall not, at such time, be in default under any provisions of this Lease, in which event said items may not be removed without express written consent of Landlord. Lighting fixtures, air conditioning equipment and similar fixtures or equipment used or useful in the operation of the Demised Premises shall become (or remain) the Property of Landlord upon installation. In the event any items originally the property of Tenant hereunder and required to be removed at or prior to the termination of this Lease are not so removed by Tenant, the same shall be and become the property of Landlord, or Landlord, at its option, may remove and dispose of the same at Tenant’s cost. Tenant shall promptly repair any damage to the Demised Premises caused by removal of its property.
     807. Rules and Regulations.
          (a) “Rules and Regulations” relating to the Building are attached hereto as Exhibit “D” and made a part hereof, and Tenant and other occupants of and visitors to the Demised Premises shall comply with such Rules and Regulations. Additions and modifications of the Rules and Regulations may from time to time be made by Landlord, and shall be effective at such time as notice of such is given to Tenant, provided same are reasonable, uniformly applicable and consistent with this Lease.
          (b) Nothing in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations, or terms, covenants or conditions in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same.
ARTICLE IX — SUBLETTING AND ASSIGNING; MORTGAGING
     901. Landlord’s Written Consent.
          (a) Except as hereinafter provided, Tenant shall not assign this Lease or sublet all or any portion of the Demised Premises or permit such assignment or sublease to anyone other than a related entity (whether voluntarily or by operation of law), without, in each case, Landlord’s prior written consent thereto which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, without obtaining Landlord’s consent, Tenant may (i) assign this Lease or sublease the Premises to a parent, subsidiary or affiliate of Tenant, (ii) merge or consolidate with another entity provided that the surviving entity has a net worth of at least equal to Tenant’s net worth as of the date of the execution of the Lease, or (iii) assign this Lease as part of a sale of all or substantially all of the assets of Tenant provided that the assignee has a net worth at least equal to Tenant’s net worth as of the date of execution of the Lease. In the event Tenant does sublease or assign the premises pursuant to (i), (ii) or (iii) above, Tenant must provide the Landlord written notice thirty (30) days prior to such assignment or sublet. If such notice is not provided to the Landlord, the Tenant must obtain the Landlord’s prior written consent for such assignment or sublet. Furthermore, Tenant cannot be in default of the Lease at the time of request to assign or sublet the premises. If such consent is given, such consent will not release Tenant from its obligations hereunder and will not be deemed consent to any further assignment or subletting. If Landlord consents to any such subletting or assignment it shall be a condition to the effectiveness thereof that a fully executed copy of the sublease or assignment be furnished to Landlord and that any assignee assume in writing all obligations of Tenant hereunder, pursuant to an assumption agreement in form and substance reasonably satisfactory to Landlord. Tenant shall not mortgage or encumber this Lease.
          (b) Except as provided above, if Tenant shall desire to assign this Lease or sublet all or any portion of the Demised Premises, Tenant shall request consent for such assignment or sublease at least thirty (30) days, but not more than ninety (90) days, prior to the effective date of such proposed assignment or sublease, and shall, with its request for consent to such assignment or sublease, submit to Landlord a description of the anticipated terms and conditions upon which an assignment or sublease is to be made, including a copy of the documents proposed to be used to effect such assignment or sublease (Tenant’s Assignment Notice”).
          (c) In the event Landlord gives its consent to the proposed assignment or sublease, Tenant may enter into such assignment or sublease on the terms which were disclosed to Landlord, but Landlord shall receive from Tenant fifty percent (50%) of all consideration received by Tenant for such assignment or sublease which is in excess of the rent payable by Tenant hereunder (or the pro rata portion thereof if such sublease is made with respect to less than all of the Demised Premises) and reasonable expenses incurred by Tenant in obtaining and administering such assignment or sublease, including reasonable brokerage commissions, costs of improvements or alterations and rental concessions. The amount of such excess consideration shall be certified by Tenant to Landlord, and Landlord and its agents shall have the right to examine all books and records of Tenant which relate to such consideration. The provisions of this Section 901(c) shall not be applicable to any assignment or sublease under clauses (i), (ii) or (iii) of Section 901(a).
     902. Commissions and Other Costs. Tenant shall be responsible for all real estate brokerage commissions payable by reason of each proposed assignment or sublease, and shall be responsible for all reasonable out-of-pocket costs incurred by Landlord, including reasonable attorneys’ fees, in connection with each proposed assignment or sublease.
ARTICLE X — FIRE AND OTHER CASUALTY
     1001. Repair of Damage by Landlord. In the event of damage to Demised Premises or those portions of the Building or Building providing access or essential services thereto, by fire or other casualty, Landlord shall, at its expense, but subject to the provisions of Sections 1002 and 1003 and to reimbursement by Tenant as provided herein, cause the damage to be repaired, with reasonable speed and diligence, to a condition as nearly as is practicably equal to original build-out existing prior to on the Commencement Date of this Lease. Tenant shall reimburse Landlord for the cost of all restoration in excess of that required by Tenant’s initial installation. Landlord shall not be obligated to repair, restore or rebuild any of Tenant’s personal property. To the extent and for the time that the Demised Premises are rendered untenantable by such damage, the rent shall proportionately abate.
     1002. Termination Due to Damage. In the event the damage shall be so extensive that Landlord shall decide not to repair or rebuild the Building, or if any mortgagee of the Building shall not permit the application of adequate insurance proceeds for repair or restoration, or if the damage shall not be of a type insured against under the insurance policies in effect for the Building, this Lease shall, at the option of the Landlord, exercisable by written notice to Tenant given within forty-five (45) days after Landlord is notified of the damage and of the extent thereof, be terminated as of a date specified in such notice (which shall not be more than forty-five (45) days thereafter), and the rent shall be adjusted to the termination date.
     1003. Termination by Tenant. Subject to Landlord’s rights under Section 1002, in the event of substantial damage to the Demised Premises or those portions of the Building or the Building providing access or essential services thereto, by fire or other casualty, Landlord shall, at its expense, hire a contractor who shall estimate the amount of time required to restore the Demised Premises or those portions of the Building or Building providing access or essential services thereto (the “Restoration Estimate”). Landlord shall send a copy of the Restoration Estimate to Tenant within twenty (20) days after the fire or casualty. In the event that the Restoration Estimate states that the restoration time will be in excess of one hundred twenty (120) days from the date of such fire or other casualty, Tenant shall have twenty (20) days from the date of its receipt of the Restoration Estimate to terminate this Lease by written notice to Landlord. If Tenant does not affirmatively terminate this Lease within such twenty (20) day period, this Lease shall continue in full force and effect, Landlord shall proceed with due diligence to restore the Demised Premises and shall substantially complete such restoration within the time period specified in the Restoration Estimate and Tenant shall have no further right to terminate this Lease under the terms of this Section 1003.
ARTICLE XI — MISCELLANEOUS COVENANTS OF TENANT
     1101. Tenant shall:
          (a) On demand pay the cost of repair or restoration of the Demised Premises, the Building, the Building, or any part thereof, if damaged by the wrongful or negligent act or omission of Tenant or Tenant’s agents, invitees or employees subject to the provisions of Section 1403 to the extent applicable.
          (b) Give to Landlord prompt written notice of any accident, fire, casualty or damage occurring on or to the Demised Premises and of any defects in the Demised Premises.
          (c) Request Landlord to repair or replace all electric lamps, lights, bulbs, glass windows or fixtures in the Demised Premises, as from time to time shall be necessary at Tenant’s sole cost and expense.
          (d) Lock all doors in the Demised Premises before leaving the Demised Premises unoccupied.
          (e) Cause all occupants of the Demised Premises to conduct themselves in such manner as shall not be deemed objectionable by Landlord.
          (f) Reimburse Landlord on demand for all expenditures made by, or damages or fines incurred by, Landlord due to Tenant’s breach of or failure to observe any term, covenant or condition of this Lease.

     1102. Tenant shall not perform or permit any of the following acts without the prior written consent of the Landlord:
          (a) Use or operate any machinery that is harmful to the Building or disturbing to tenants occupying other parts thereof.
          (b) Place any weights in any portion of the Building beyond the safe carrying capacity of the structure.
          (c) Manufacture any commodity, or prepare or dispense any foods for beverages in the Demised Premises other than to employees or business invitees in the normal course of Tenant’s office business.
          (d) Remove, attempt to remove or manifest, in the reasonable opinion of Landlord, an intention to remove, Tenant’s goods or property from the Demised Premises other than in the ordinary course of business, without having first paid Landlord all rent which is due through the date of such removal or manifestation of the intent of such removal.
          (e) Permit any odor, noise, sound or vibration which may, in Landlord’s judgment, in any way tend to impair the use of any part of the Building or interfere with the business or occupancy of any other tenants, or make or permit any disturbances of any kind in the Building.
          (f) Obstruct any part of the Building used in common with Landlord, the various tenants and their respective invitees, or use the same for any purpose other than egress and ingress to and from the Demised Premises.
          (g) Cover or obstruct any of the floors, walls, partitions, skylights, windows, doors, or transoms which admit light into the Building.
          (h) Inscribe, paint or affix any sign, advertisement or notice on any part of the Building, inside or out, unless of such character, color, size or material, and in such place, as shall first be approved by Landlord in writing. Landlord shall provide to Tenant building standard signage on the entry door to the Premises and prominently list Tenant on the building directories on the ground floor and in the sky lobby.
          (i) Bring in or remove from the Building any merchandise, furniture or freight except in accordance with requirements established by Landlord.
          (j) Keep any animal in or about the Demised Premises.
          (k) Use in the Demised Premises any article or substance having an offensive odor or hazardous vapor, or any dangerous explosive or rapidly burning material of any kind.
          (l) Enter upon the roof of the Building.
          (m) Lay or put upon the floors, any varnish, stain, paint, linoleum, oil cloth, rubber or other air-tight covering, or drill any holes.

          (n) Use any part of the Demised Premises as sleeping rooms or apartments.
          (o) Attach any awnings, antennae or other projection to the roof or outside walls of the Demised Premises or the Building.
          (p) Execute or deliver any finance or security agreement of any kind that may be considered a lien upon the Demised Premises or the Building.
ARTICLE XII — RIGHTS RESERVED TO LANDLORD
     1201. Landlord shall have the right (but not the obligation), without abatement of rent, set-off, or otherwise affecting Tenant’s obligations, to do the following things, at any time and from time to time:
          (a) Discontinue any facilities and services furnished by Landlord, except those expressly covenanted for herein.
          (b) Control and prevent access to any part of the Building by all persons whose presence, in the reasonable judgment of Landlord or Landlord’s agents, will be prejudicial to the safety, character, reputation or interest of the Building.
          (c) Prevent access to the Building by any person during any invasion, mob, riot, public excitement or other commotion.
          (d) During any other than normal business hours (as set forth in Section 601(a)) refuse access to the Building to any person unless any such person is properly identified as a person having a right to enter the Building.
          (e) Prescribe the method, times and manner in which any merchandise, furniture or heavy or bulky objects shall be brought in or taken out of the Building and prescribe the weight, size and proper position thereof.
          (f) Install, place upon or affix to the roof or exterior walls of the Demised Premises and the Building, equipment, signs, displays, antennae and any other object or structure of any kind.
          (g) Make alterations or additions to and build additional stories upon the Building or build adjoining the Building (however, as of the date hereof, Landlord has no present intent to build additional stories to the Building or substantial expansions to the existing floors of the Building).
          (h) Change the arrangement and/or location of or regulate or eliminate the use of all entrances, passageways, doors, doorways, corridors and any other common areas in the Building, whether or not connecting with any concourse, garage, or any other building, and all such elevators, stairs, toilets, and other public conveniences in the Building, as are in each case not a part of the Demised Premises, provided comparable access is at all times provided.

          (i) Change the name, number or designation by which the Building is known. (LL should pay for stationary if this occurs)
          (j) Erect, use and maintain ducts, pipes and conduits in and through the Demised Premises, in a manner not to unreasonably interfere with Tenant’s use.
          (k) Keep pass keys to the Demised Premises, and if Tenant shall not be personally present to open and permit an entry into the Demised Premises, at any time when for any reason an entry therein shall be reasonably necessary or permissible under the terms hereof, Landlord or Landlord’s agents may enter by a pass key, or may forcibly enter the same, without rendering Landlord or such agents liable therefore.
          (l) Perform, at Tenant’s cost, any obligation of Tenant which Tenant does not perform as and when required by this Lease and after expiration of all applicable notice and cure periods, and the costs incurred in such performance shall be due from Tenant upon demand.
ARTICLE XIII — COVENANT OF QUIET ENJOYMENT
     1301. Landlord covenants that so long as Tenant keeps and performs each and every covenant, provision and condition herein contained on the part of Tenant to be kept and performed, Tenant may peaceably and quietly enjoy the Demised Premises without hindrance or molestation by Landlord or by any person claiming under Landlord, subject nevertheless to the terms, provisions and conditions of this Lease and to any ground lease and mortgage to which this Lease is or shall be subject and subordinate.
ARTICLE XIV — WAIVER OF SUBROGATION; INDEMNIFICATION AND PUBLIC LIABILITY INSURANCE
     1401. Protection of Landlord from Liability. Tenant shall not do or permit any act or thing upon the Demised Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any requirement of public authority, but shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all liability, claims, demands and actions and costs and expenses due to or arising out of any damage, to property or personal injury or death resulting from Tenant’s construction, alteration, restoration, use or occupancy of the Demised Premises or occurring in or about the Demised Premises.
     Subject to the provisions of Paragraph 1401, the Landlord hereby agrees for itself and its successors and assigns to indemnify, defend and save the Tenant harmless from and against any and all liability or claims of liability, demands, actions and costs and expenses due to or arising solely out of the gross negligence of Landlord.
     1402. Public Liability Insurance/Property Insurance.
          (a) Tenant shall keep in force, at its own expense and with companies satisfactory to landlord, (i) public liability insurance (broad form) sufficient to cover the indemnification set forth in Section 1401 and naming as insured Tenant, Landlord, and any other parties designated by Landlord, with minimum limits of $2,000,000 combined single limit coverage, and all risk insurance, covering all Tenant’s personal property, Tenant’s Work and alterations, to the extent of one hundred percent (100%) of their full replacement value, naming Landlord as an additional insured as its interest may appear. Tenant shall use the proceeds of any such policy for the replacement of personal property or the restoration of Tenant’s Work or alterations. Landlord shall in no event be responsible for any damage or loss to such personal property, Tenant’s Work or alterations.
     Each insurance policy shall contain an endorsement that such policy shall not be cancelled or the coverage thereunder materially altered without at least thirty (30) days’ prior written notice to Landlord and that no act or omission of Tenant shall invalidate the interest of Landlord under said insurance.
     Insurance maintained by Tenant shall be deemed to be primary in coverage to insurance maintained by Landlord.
     Tenant shall deposit each insurance policy, or a certificate evidencing the coverage thereunder, with Landlord, and replace all such policies or certificates prior to expiration thereof.
          (b) Landlord represents and warrants that it maintains and throughout the Term of this Lease will maintain 100% replacement cost all risk insurance on the Building and the Premises.
     1403. Release by Way of Subrogation. Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property covered by any insurance then in force, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided, however, that this release shall be applicable only with respect to any loss or damage occurring during such time as the policy or policies of insurance covering said loss shall contain a clause or endorsement to the effect that this release shall not adversely affect or impair said insurance or prejudice the right of the insured to recover thereunder. The parties agree to attempt to procure such a clause or endorsement in any policy of insurance obtained in connection with the Demised Premises.
ARTICLE XV — EMINENT DOMAIN
     1501. Condemnation.
          (a) If all of the Building (or such portion of the Building as would, in Landlord’s reasonable judgment, and after any repair or restoration which Landlord elects to make, deprive Tenant of the useful enjoyment of the Demised Premises) shall be taken or condemned by right of eminent domain, or conveyed in lieu thereof, then, upon the date that possession shall vest in the condemning authority or grantee, this Lease shall terminate, with rent adjusted to such date, and Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease.
          (b) If such portion of the Building shall be so taken or condemned, or conveyed in lieu thereof, as would, in Landlord’s reasonable judgment, and after any repair or restoration which Landlord elects to make, not deprive Tenant of the useful enjoyment of the Demised Premises, then this Lease shall not be terminated by reason of such taking or condemnation or conveyance in lieu thereof, but shall remain in effect. In such event, Landlord shall make such repair or restoration as is necessary to permit the useful enjoyment of the Demised Premises.
     1502. Awards. Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of any amount that may be awarded as damages or paid as a result of any such condemnation or conveyance; and all rights of the Tenant to any such award or payment are hereby assigned by Tenant to Landlord. However, Tenant may receive any separate award for moving expenses, business dislocation damages or for any other award, if such award to Tenant would not reduce the award payable to Landlord.
ARTICLE XVI — EVENTS OF DEFAULT
     1601. The occurrence of any of the following shall constitute an “Event of Default” hereunder:
          (a) Failure of Tenant to take possession of the Demised Premises within thirty (30) days after the commencement of the Term of this Lease;
          (b) Failure of Tenant to pay when due any installment of rent or other sum required to be paid to Tenant, which continues for more than five (5) days after the date payment is due. Prior to acceleration or termination of the Lease Landlord shall provide Tenant with three (3) days notice and opportunity to cure the non-payment or rent.
          (c) Failure of Tenant to perform or observe any other covenant or condition of this Lease, which continues for more than thirty (30) days after notice of such failure is given to Tenant by Landlord (or for more than three (3) days after such notice if such failure involves a hazardous condition), but if such failure is not susceptible to cure within such thirty (30) day period, and if Tenant commences such cure within such period and diligently prosecutes such cure to completion, such thirty (30) day period shall be extended for the period reasonably required to effect such cure;
          (d) The filing (without discharge within sixty (60) days) of a petition by or against Tenant or any guarantor or surety of this Lease for adjudication of such party as a bankrupt or insolvent, or for the reorganization of such party or for the appointment of a receiver or trustee of property of such party; an assignment by Tenant or any guarantor or surety for the benefit of creditors; the taking of possession of the property of Tenant or any guarantor or surety pursuant to statutory authority for the dissolution or liquidation of Tenant or such guarantor or surety;
          (e) Failure by any surety or guarantor of this Lease to comply with all the provisions of the suretyship or guaranty agreement.

ARTICLE XVII — RIGHTS OF LANDLORD UPON DEFAULT BY TENANT
     1701. Remedies. If there shall occur an Event of Default:
          (a) The whole rent for the balance of the Term, or any part thereof, of this Lease as hereinafter computed, at the option of the Landlord, shall, immediately and without notice, become due and payable as if by the terms of this Lease the same were payable in advance, and Landlord may immediately collect or bring action for the whole rent or such part thereof as aforesaid, as being rent in arrears, or may enter judgment therefore in an amicable action as herein elsewhere provided for in case of rent in arrears, or may file a Proof of Claim in any bankruptcy or insolvency proceeding for such rent, or Landlord may institute any other proceedings, whether similar to the foregoing or not, to enforce payment thereof.
               Rent for each year for the balance of the Term, for the purpose of computing the rent reserved hereunder for the unexpired portion of the Term, shall be computed as equal to the yearly average of the stated minimum and other additional rent payable by Tenant for the last three (3) full calendar years immediately preceding said Event of Default. If three (3) full calendar years have not preceded the occurrence of said Event of Default, then the annual average of minimum and other additional rent payable by Tenant theretofore required to be paid by Tenant shall be used in the computation of the annual rent.
          (b) Landlord may, at any time thereafter, re-enter and repossess the Demised Premises or any part thereof and attempt to relet all or any part of the Demised Premises for the account of Tenant upon such terms and to such persons, firms or corporations and for such period or periods as Landlord, in its sole discretion, shall determine, including a Term beyond the termination of this Lease, and Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting, or do any act or exercise any care or diligence with respect to such reletting or to the mitigation of damages; provided however, that Landlord shall use reasonable efforts to relet the Demised Premises on behalf of Tenant, provided, however, that Landlord shall not be required to give preference to the Premises over other vacant space in the Building. For the purpose of such reletting, Landlord may decorate and make repairs, changes, alterations or additions in or to the Demised Premises to the extent deemed by Landlord desirable or convenient. Tenant shall be responsible for the cost of such decorations, repairs, changes, alterations and additions, and for any reasonable brokerage and legal fees expended by Landlord; and any sums collected by Landlord from any new tenant shall be applied for such costs, and for all other costs incurred by reason of Tenant’s default and in reletting the Demised Premises, and the balance of such sums, if any, shall be credited against the balance of the rent and other amounts due hereunder. To the extent that such balance is not sufficient to pay all rent and other amounts due from Tenant, Tenant shall pay all such rent and other amounts to Landlord as the same become due.
          (c) Landlord may, at any time thereafter, serve notice upon Tenant that this Lease and the then unexpired Term hereof shall cease and expire and become absolutely void on the date specified in such notice, and on the date specified in such notice this Lease, as well as all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein specified for expiration of the Term of this

Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Demised Premises, and Landlord may enter into and repossess the Demised Premises by summary proceedings, detainer, ejectment or otherwise, and remove all occupants thereof and, at Landlord’s option, any property thereon, without being liable to indictment, prosecution or damage therefore.
          (d) Landlord or any person acting under Landlord may, after judicial process, re-enter and repossess the Demised Premises, breaking open locked doors, if necessary, and may use as much force as necessary to effect the manner thereof, and Landlord shall not be liable for any injury to the Demised Premises caused thereby, nor shall Landlord be liable for the loss of any property upon the Demised Premises.
     1702. Waiver of Recovery of Tenant. In the event of a termination of this Lease prior to the date of expiration hereof, whether by reason of service of a notice as provided herein terminating this Lease or by reason of entry or re-entry, summary proceedings, ejectment or other operation of law, Tenant hereby waives all right to recover or regain possession of the Demised Premises, to save forfeiture by payment of rent due or by other performance of the conditions, terms or provisions hereof; and, without limitation of or by the foregoing, Tenant waives all right to reinstate or redeem this Lease, notwithstanding any provisions of any statute, law or decision now or hereafter in force or effect, and Tenant waives all right to any second or further trial in summary proceedings, ejectment or in any other action provided by any statute or decision now or hereafter in force or effect.
     1703. Entry and Re-entry Defined. The words “entry” and “re-entry” as used in this lease shall not be deemed restricted to their technical legal meaning.
     1704. Breach by Tenant/Right of Landlord to Injunction. In the event of a breach or threatened breach by Tenant of any of the terms hereof, Landlord shall have the right of injunction to restrain the same.
     1705. Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in any way connected with this Lease. Tenant further agrees that in the event Landlord commences any summary proceeding for non-payment of rent, Tenant will not interpose any non-compulsory counterclaim of whatever nature or description in any such proceeding.
     1706. Landlord’s Remedies Cumulative. All remedies provided to Landlord herein shall be cumulative, and not exclusive of any other remedies available to Landlord, whether or not set forth herein.
     1707. Costs. The Tenant shall be responsible for all costs, including reasonable attorney’s fees, incurred by the Landlord in enforcing the terms of this lease if the Landlord prevails or the matter is settled. The Landlord shall be responsible for all costs, including reasonable attorney’s fees, incurred by the Tenant in enforcing the terms of this lease if the Tenant prevails.

ARTICLE XVIII — SUBORDINATION
     1801. Subordination to Ground Lease/Mortgages. This Lease is and shall be subject and subordinate to all ground or underlying leases of the Building and/or Parcel and to all mortgages which may now or hereafter encumber the Building and/or Parcel, provided that such mortgagee or lessor shall have executed and delivered to Tenant a non-disturbance agreement reasonably satisfactory to Tenant. Within thirty (30) days after the execution of this Lease, Landlord shall deliver to Tenant a non-disturbance agreement from the existing mortgage or ground lessor for the Building. The foregoing provisions concerning subordination shall be subject to the further limitation that this Lease shall not be subordinated to any mortgage other than a first mortgage unless the holder of such first mortgage shall consent thereto. Notwithstanding the foregoing, the party holding the instrument to which this Lease is subordinate shall have the right to recognize and preserve this Lease in the event of any foreclosure sale or possessory action, and in such case this Lease shall continue in full force and effect at the option of such party and Tenant shall attorn to such party and shall execute, acknowledge and deliver at the request of such party, any instrument that has for its purpose and effect the confirmation of such attornment, Tenant waives the provisions of any statute or rule of law now or hereinafter in effect which may give or purport to give Tenant any right of election to terminate his Lease or to surrender possession of the Demised Premises in the event an underlying lease terminates or a mortgage is foreclosed. If Landlord shall so request, Tenant shall send to any mortgagee or ground lessor designated by Landlord a copy of any notice given by Tenant to Landlord under this Lease.
     1802. Notice to Mortgagee on Landlord’s Default. In the event of any act, omission or occurrence which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act, omission or occurrence to the holder of each mortgage and ground lease whose name and address shall previously have been furnished to Tenant in writing, and (b) until Tenant shall have given each such holder a reasonable period for remedying such act, omission or occurrence (which reasonable period shall in no event be less than fifteen (15) days beyond the expiration of the period during which Landlord could remedy such act, omission or occurrence).
ARTICLE XIX — RESERVATIONS OF CERTAIN FACILITIES IN FAVOR OF LANDLORD
     1901. All walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrance), except the inside surfaces thereof, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as reasonable access thereto through the Demised Premises (provided Tenant’s use and enjoyment of the Premises is not unreasonably disturbed) for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

ARTICLE XX — NOTICES
     2001. All bills, statements, notices or other communications given hereunder shall be deemed sufficiently given or rendered only if in writing and delivered in person or sent by registered or certified mail, postdate prepaid, as follows:
     If to Tenant:
VISICU, Inc
2400 Boston Street, Suite 302
Baltimore, MD 21224
Attn: Chief Financial Office
     With a copy to:
Davis Wight Tremaine LLP
2600 Century Square
1501 Fourth Avenue
Seattle, WA 98101
Attn: Joseph P. Whitford, Esq.
     If to Landlord:
Attention: Abdi Mahamedi
REDWOOD TOWER LIMITED PARTNERSHIP
2 Gannett Drive, Suite 201
White Plains, NY 10604
     With copy to:
Eric L. Berliner, Esq
Berliner & Pilson, Esqs.
3 New York Plaza, 18th Floor
New York, NY 10004
or to such other person or place as a party may designate by notice as aforesaid. Notice by mail shall be deemed given on the third business day following deposit in the mail. Notices requesting after-hours Building services may be given, in writing, by Tenant to the Building superintendent designated by Landlord for such purposes.
ARTICLE XXI — HOLDING OVER
     2101. Should Tenant wrongfully continue to occupy the Demised Premises after expiration or termination of the Term of this Lease, such tenancy shall (without limitation on any of Landlord’s rights or remedies therefore) be one at sufferance, at a minimum rental rate equal to one hundred fifty percent (150%) of the total rent and additional rent payable under this Lease immediately prior to the holdover. Tenant shall be responsible for all costs and damages incurred by Landlord by reason of wrongful holdover.

ARTICLE XXII — SCOPE AND INTERPRETATION OF AGREEMENT
     2201. This Lease is the entire agreement between the parties hereto pertaining to the Demised Premises, and any agreement hereafter made shall be ineffective to change, modify, discharge or amend it unless such agreement is in writing and executed by the party against whom enforcement of the change, modification, discharge or amendment is sought. All negotiations and oral agreements acceptable to both parties are included herein.
ARTICLE XXIII — CAPTIONS
     2301. Any headings preceding the text of the several Articles and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Lease or affect its meaning, construction or effect.
ARTICLE XXIV — SEVERABILITY
     2401. In the event any provision or provisions of this Lease is or are held to be invalid, the same shall not affect the remaining provisions of this Lease, which shall continue in full force and effect.
ARTICLE XXV — ESTOPPEL STATEMENT
     2501. Tenant shall, from time to time, within twenty (20) days after request by Landlord, execute, acknowledge and deliver to Landlord a statement, which may be relied upon by Landlord or any proposed assignee of Landlord’s interest in this Lease or any existing or proposed mortgagee or ground lessor, certifying (a) that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, and describing the modification), (b) the dates to which rent and other charges have been paid, (c) whether Landlord is in default hereunder, and, if so, specifying such default, (d) whether Tenant has any claims or demands against Landlord, and, if so, specifying such claims or demands, and (e) such other matters as may be requested by Landlord.
ARTICLE XXVI — BROKERS
     2601. Landlord and Tenant each warrant and represent to the other that each has not used the services of any broker, agent, or finder who would be entitled to a commission on account of this Lease other than Colliers Pinkard and agrees to defend, indemnify, and save the other harmless from any commission or fee which may be payable to any other broker, agent, or finder with whom such party has dealt in connection with this lease. Landlord agrees to pay the commissions due Colliers Pinkard on account of this Lease, in accordance with a separate written agreement between Landlord and Colliers Pinkard.
ARTICLE XXVII — CERTAIN MEANINGS; LIMITATION OF LIABILITY
     2701. Definition of Tenant. The word “Tenant” as used in this Lease shall be construed to mean tenants in all cases where there is more than one tenant, and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Tenant and its successors and assigns, provided that this Lease shall not inure to the benefit of any assignee or successor of Tenant except upon the express written consent of Landlord as herein provided.
     2702. Definition of Landlord. The term “Landlord” as used in this Lease means the fee owner of the Building or, if different, the party holding and exercising the right, as against all others (except space tenants of the Building) to possession of the Building. In the event of the transfer of such ownership or right to a successor-in-interest of Landlord, Landlord shall be relieved of all liability and obligation hereunder which shall thereafter accrue and Tenant shall look solely to such successor in interest for the performance of the covenants and obligations of the Landlord hereunder which shall thereafter accrue. The liability of Landlord and its successors in interest under or with respect to this Lease shall be strictly limited to and enforceable only out of its or their interest in the Building and the rents, issues and profits thereof, and shall not be enforceable out of any other assets. No mortgagee or ground lessor which shall succeed to the interest of Landlord hereunder shall: (i) be liable for any previous act or omission of a prior Landlord except for defaults which are continuing; (ii) be subject to any rental offsets or defenses against a prior Landlord; (iii) be bound by an amendment of this Lease made without its written consent, or by payment by Tenant of rent in advance in excess of one (1) month’s rent; (iv) be liable for any Security Deposit not actually received by it; or (v) be liable for any initial construction of the improvements to be made to the Demised Premises. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.
ARTICLE XXVIII — MISCELLANEOUS
     2801. No Relinquishment. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment in the future of such performance or exercise, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.
     2802. Acceptance of Rent Not Deemed Waiver. No payment by Tenant or receipt by Landlord of a lesser amount than the correct minimum rent or additional rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided. Acceptance of rent or other payment after default shall not constitute a waiver of such default.
     2803. Use of Common Areas. Tenant and its agents, employees and invitees shall have the right to use, in common with all others granted such rights by Landlord, in a proper and lawful manner, the common entranceways, lobbies and elevators furnishing access to the Demised Premises, and the common lobbies, hallways and toilet rooms on the floor on which the Demised Premises is located. Such use shall be subject to such reasonable and uniform rules, regulations and requirements as Landlord may from lime to time prescribe that are consistent with this Lease.
     2804. Obligations Survive Termination. Any obligations hereunder of Tenant which are not fully performed at the time of termination hereof shall survive termination of this Lease.
     2805. Maryland Law Governs. This Lease shall be governed in all respects by the laws of the State of Maryland. In any and all actions brought pursuant to this lease or to enforce this lease shall be brought in the District or Circuit Court of Baltimore City, Maryland.
     2806. Right of First Offer. Tenant shall have a continuous Right of First Offer on any space that is or becomes available on the eighteenth (18th) or twentieth (20th) floors of the Building. Tenant may at any time, by written notice to Landlord, request that Landlord provide Tenant with a list of the available space on the 18th and 20th floors and of the market rates and terms for such space. Landlord shall provide such information to Tenant within ten (10) days after such request and shall, in any event, provide such information to Tenant as to space Landlord intends to lease prior to leasing any available space on such floors. Tenant shall have a period of ten (10) days from receipt of such information within which to notify Landlord of its agreement to lease all or a designated portion of such available space or, in the case of space Landlord intends to Lease, Tenant’s agreement to lease the space that Landlord intends to Lease. If Tenant so notifies Landlord, Landlord shall be obligated to lease such space to Tenant on the terms in Landlord’s notice. Tenant’s failure to respond within such time shall be deemed Tenant’s rejection of the offer. Landlord shall not Lease any space to another tenant at an effective rent of eight (8%) percent or more below the effective rent offered to Tenant without resubmitting to Tenant the new lower rent. If the amount of effective rent being charged to new tenant is no less than eight (8%) percent below the effective rent offered Tenant, Landlord shall have no obligation to re-offer the space to Tenant. Determination of Effective Rent shall take into account concessions, pass throughs, tenant allowances and other appropriate terms.
     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed by their duly authorized representatives the day and year first above written.

WITNESS:	LANDLORD:
REDWOOD TOWER LIMITED PARTNERSHIP

	By:	/s/
;President,Progressive
Holdings, Inc.
General Partner
	Date:	June 22, 2004

TENANT
VISICU, INC.

	By:	/s/ Gary Sindler
	Date:	June 16, 2004

EXHIBITS

Exhibit A	Floor Plan

Exhibit B	Tenant Work Letter

Exhibit C	Janitorial Specifications

Exhibit D	Rules and Regulations

Exhibit E	Method of Measurement

EXHIBIT A

CONF 2
RECEPTION
CONF
FINANCE
QUALITY
FILE ROOM 259 SQ.FT.
COMP ROOM 210 SQ.FT.
BREAK ROOM
I.C.U.
Q.A. LAB
3
RH
BS
BR
MB
EMG
FS
GS
KH
MO
NS

SP-10

VISICU
217 East Redwood St., 19th/F
Baltimore, MD 21202

SPACE PLAN

PORTNOY | LEVINE
design associates

EXHIBIT B
343 North Charles Street, Baltimore, MD 21201
410-S28-1250                          Fax 410-528-10__
April 26, 2004
Redwood Tower Limited Partnership
217 East Redwood Street
Baltimore, Maryland 21201
Attn.: Mr. Donald Tappa
Re: 211 E. Redwood St, 19th Fl.
Revised with changes
Dear Don,
     Thank you for the opportunity to provide a budget on the improvements for the above referenced project. The scope of the work required is as follows:
     1) Supervision, general conditions and clean up
     2) Demolition:

593	LF	Remove ceiling high wall
12,338	SF	Remove existing carpet
     3) Door, frames and hardware:

27	EA	Furnish & install 3’0”x8’0” maple door (no glass) in hollow metal frame, & passage set hardware
3	EA	Furnish & install 4’0”x8’0” pair of maple closet door
1	EA	Furnish & install 6’0”x8’0” pair of bi-fold closet door
22	EA	Furnish & install lock set in lieu of passage for all offices & 4 interior rooms
     4) Drywall:

744	LF	Construct ceiling high wall
26	LF	Construct one hour rated fire wall
0	LF	Construct low wall at reception desk
     Reuse Existing 2x2 lay in ceiling tile

1,205	SF	Furnish & install upgraded ceiling tile at reception area and three conference rooms (an allowance of $1.50 installed is used)
278	LF	Construct drywall border in upgraded tile areas
1 of 3

1,790	SF	Furnish & install insulation in conference room walls & over ceiling Patch walls as needed
     5) Painting:

Size walls, supply and install vinyl wallcovering (an allowance of $13.00/yard has been used to purchase wallcovering) in three conference rooms
Paint all other walls with two (2) coats of off-white eggshell
Stain all doors & trim with two (2) coats of semi-gloss
     6) Flooring;

1,294	SF	Furnish & install carpet — (Reality Bites in open areas and All That Jazz in individual offices)
596	SF	Furnish & install Armstrong Excelon VCT in break room, file room & mail room
758	SF	Furnish & install Armstrong Excelon VCT
0	SF	Furnish & install stone in reception area
2,189	LF	Furnish and install 4” vinyl cove base
     7) Carpentry:

24	LF	Furnish & install stock wood wall and base cabinets with countertop in break room & mail room
4	EA	Furnish & install coat rod and shelf
0	LF	Furnish & instill clear maple smooth casing at door frames & windows
     8) Glass & Glazing:

0	EA	Furnish & install 3’0”x8’0” Herculite style doors w/standard hardware
1	EA	Remove and Reinstall existing full glass entry door
98	LF	Furnish & install clerestory windows 42” high
     9) Roof — cut & patch: None
     10) Sprinklers:

Add/relocate beads as needed to accommodate new layout
     11) HVAC:

Add/relocate diffusers, etc. as needed to accommodate new layout Upgrade HVAC for computer room, QAL and Impl. Test rooms (One 4 ton water cooled unit tied to existing loop)

     12) Plumbing:

1	EA	Furnish & install kitchen sink
1	EA	Furnish & install water heater Saw cut, break up & pour back of concrete

     13) Electrical:

12	EA	Furnish & install 2x4 T8 grid light fixture
42	EA	Furnish & install 26W fluorescent downlight ($115.00/EA allowed)
6	EA	Furnish & install sconce ($85.00/EA allowed)
32	EA	Furnish & install single pole switch
75	EA	Furnish & install duplex receptacle
7	EA	Furnish & instill dedicated duplex receptacle
2	EA	Furnish & install dedicated GFI
10	EA	Furnish & install base feed (4 workstations per circuit)
7	EA	Furnish & install Power poles
2 of 3

6	EA	Furnish & install exit/emergency light fixture Connect HVAC system for computer room An allowance of $5,000 is included for fire alarm upgrade
     The following items are excluded from the work
     1) Architectural or engineering fees
     2) Builder’s risk insurance
     3) Permits
     4) Blinds
     5) Telephone wiring
     6) BOE or Verizon charges
     7) Any alterations/additions to existing electrical service
     8) Fire alarm, security, & voice/data equipment & wiring except as noted above
     9) Control wiring
     10) Off hours or overtime work
     11) Wood molding detail other 1/2” x1/2” stop bead
     12) Reception Desk
     13) Upgrade Anti-Static floor tile
     14) Rear Herculite door
     15) Projection screen
     The cost for completing this work will be: $306,691.00.
     We also offer he following alternates:
     1) Elevator Lobby:
          Awaiting Final design .
Add Pricing in progress
     2) Allowance for permit fees — note signed and sealed architectural drawings by others — required
Add $4,000.00
          Thank you for the opportunity to provide a quote on this project. Please call me at 410-528-1250, if you have any questions.
Very truly yours,
/s/ Paul Schaefer
3 of 3

EXHIBIT C
HOUSEKEEPING SPECIFICATIONS AND FREQUENCIES
FOR
REDWOOD TOWER
General Instructions:
A.	Entrance lobby areas will receive special attention to maintain a superior appearance.

B.	Where metal has protective finish, damp wiping will be the procedure instead of polishing.

C.	Collected trash will be deposited in the designated area or container provided by Redwood Tower.

D.	Contractor will replenish towels, tissues, soap and sanitary napkins.

E.	Contractor employee shall make sure all office doors are locked after cleaning, unless directed otherwise.

F.	Contractor employees will use only the lighting needed to perform the work in the area they are cleaning. All lights other than emergency lights will be turned off when the cleaning has been completed in the area.

G.	All equipment will be maintained in first-class working condition, Spare equipment will be available for replacement. Spare vacuum cleaners, in good working order, will be maintained on the premises at all times.
Specification A: Floors
1	Carpets
a.	Nightly
*	Vacuum using commercial quality upright vacuum with beater bar and protective body edge.

*	Spot clean, as required.
b.	Weekly
*	Give special attention to carpet edges, vacuum with wand attachment, if necessary.
c.	As Required

*	Pile lift carpet

*	Shampoo all public area carpet as approved by client at a mutually agreed upon price per sq. ft.

*	Shampoo office area carpet as approved by client at a mutually agreed upon price per sq. ft.
2	Hard Surface Floors
a.	Nightly
*	Dust mop tile flooring with approved chemically treated dust mop.

*	Remove foreign substances adhering to floor.

*	Public areas, in addition to dust mopping will be wet mopped or spray buffed, as required

*	Lobby floor cleaned and polished as per approved manufacturers recommendations

*	Check stairwells and dust mop or wet mop, as required
b.	Weekly
*	Spray buff all office floors, remove scuffs and marks
c.	As Required
*	Strip and refinish using a minimum of three coats of approved floor finish
Specification B: Rest Rooms
1	Floors
a.	Nightly
*	Wet mop floors using approved germicidal cleaning solutions
b.	Weekly
*	Deck brush and scrub and rinse
c.	Quarterly
*	Machine scrub and rinse

2	Fixtures
a.	Nightly
*	Clean all toilets, urinals and was basins using approved germicidal solutions

*	Clean and polish all mirrors

*	Clean all dispensers and waste receptacles

*	Spot clean walls

*	Damp wipe all partitions
b.	Weekly
*	Wash all partitions
c.	Quarterly
*	Wash rest room walls

*	Clean all vents
Specification C: Elevators
1	Floors
a.	Nightly
*	Vacuum, including edges, or damp mop (hard surface).
b.	Weekly
*	Shampoo or spray buff
c.	Quarterly
*	Strip and refinished (hard surface)
2	Tracks
a.	Nightly
*	Clean nightly
b.	Weekly

*	Clean and polish
3	Walls
a.	Nightly
*	Spot clean
b.	Monthly
*	Wash
4	Lights
a.	Weekly
*	Dust
b.	Quarterly
*	Damp wipe
c.	Yearly
*	Wash
5	Diffusers, Louvers and Vents
a.	Monthly
*	Dust
b.	Annually
*	Wash
6	Interior Glass
a.	Nightly
*	Spot Clean
b.	Weekly
*	Clean
7	Drapes
a.	Quarterly

*	Vacuum
8	Venetian Blinds
a.	Weekly
*	Dust
b.	Semi-Annually
*	Damp wipe
9	Light Fixtures
a.	Weekly
*	Dust
b.	Annually
*	Wash
Specification D: Office Area Cleaning
1	Desk, Tables, Chairs, Bookcases, etc.
a.	Nightly
*	Dust with chemically treated dust cloth
b.	Monthly
*	Clean and polish desk and tables
2	Telephones
a.	Nightly
*	Damp wipe with germicidal solutions
3	Windowsills, Chair Rails and Ledges
a.	Twice weekly
*	Dust or damp wipe, as required.
4	Water Fountains
a.	Nightly

*	Thoroughly clean with disinfectant solutions
5	Wall Hangings (pictures, clocks, etc.)
a.	Weekly
*	Dust using chemically treated dust cloth
6	Trash Cans
a.	Nightly
*	Replace liners, as required
b.	Weekly
*	Clean and polish

REDWOOD TOWER
EXHIBIT D
RULES AND REGULATIONS
BUILDING SERVICES AND PROCEDURES

REDWOOD TOWER
BUILDING SERVICES AND PROCEDURES
       This manual hopefully answers initial questions you might have concerning services and procedures at Redwood Tower. Further information can be obtained from the Building Manager. Also included in this manual are standard building forms for sign and directory information and for obtaining your allotted number of keys.
A.	CLEANING
       The following SPECIAL SERVICES, which are not part of your General Cleaning, are available to you at an additional charge:
Special porter or matron services, wall washing, special window or partition cleaning, fluorescent lighting maintenance programs, carpet shampooing, excess trash removal and exterminating.
B.	BUILDING MAINTENANCE
       Building standard maintenance include, but is not necessarily limited to, the following services:
Heating of air conditioning adjustment, plumbing or electrical problems, replacement of light bulbs in common areas, etc.
The following SPECIAL SERVICES are available at a nominal change:
Picture hanging, odd job repair work, lock repair, key making, etc.
C.	KEY MAKING
       Requests for duplicate keys must be made IN WRITING to the Building Management Office with the tenant key that is to be duplicated. For reasons of security, it is recommended that all duplicate keys be made within the Building. Please note that NO outside locksmith is allowed to do lock work in the Building.
D.	ALTERATIONS OF TENANT SPACE
       Any type of alteration of your space MUST BE APPROVED IN ADVANCE by the building Management Office. Contractors not on the list of Approved Contractors will not be allowed to work in the Building unless properly cleared in advance by the Building Management Office. This includes ANY TYPE OF WORK MAJOR OR MINOR.
E.	SIGNS
       Request for listing on the lobby directory board should be made IN WRITING to the Building Manager. Due to space limitations, you will be provided one (1) directory strip for every 950 square feet of rentable office space you occupy. Therefore, please limit listings to your corporate name and key personnel (last name and first initial only). Also, please include in the same letter the way in which you would like your corporate name listed on your floor corridor sign. This must be sent to the Building Management Office at least four weeks prior to Move-in order to have your listing installed in the lobby directory when you occupy the Building.
F.	Front Door Sign
          To avoid solicitation by sign companies, (to be determined) is the approved company for the work necessary to prepare and install your suite entrance door sign. A sample to the type of the building standard sign is available in the Building Management Office, and should be reviewed prior to your suite entrance door sign. Signs other than building standard must be approved in advance by the Building Manager. No signs are to be placed on the corridor wall without prior consent by the building manager.
G.	MOVE-IN
          Please contact the Building Manager at least two weeks prior to your expected move so that the proper arrangements can be made, including freight elevator scheduling.
H.	MOVE-IN PROCEDURES
1.	All Move-ins will be via the Redwood Street lobby entrance and all furniture and equipment must be brought to your floors via the designated elevator.

2.	All Move-ins will be conducted after hours or on weekends.

3.	You may be billed for overtime use of air conditioning and security personnel if needed.

4.	The elevator must be reserved, in advance, through the Building Manager.

5.	Moving companies must furnish the Building Manager with an appropriate certificate of Insurance prior to Move-in. All moving companies must be approved, in advance, by the Building Manager.

6.	You are fully responsible for your moving company with respect to damage, labor status, and associated charges.

7.	Office tenants and retail tenants must provide a contact and telephone number in case of emergency such as fire, flood, etc. (Emergency After Hour Number). We ask you to designate a contact person and at least one alternate in your office and provide the Building Manager with their home telephone numbers.
I.	1. FIRE PROTECTION SYSTEM
The building is equipped with a combined fire standpipe and sprinkler system designed in accordance with Section 629 of the BOCA Basic Building Code/1981.

2.	FIRE PREVENTION AND PROTECTION PROGRAM
a.	EVACUATION FIRE DRILLS
*	Fire drills may be conducted four (4) times a year.

*	Occupants will be alerted through the Fire Communication System.

*	All tenants and visitors will move to the fire stair-wells.

*	Floor wardens will direct occupants on each floor.

*	A record of drills will be kept in the Building Management Office.
b.	FLOOR WARDENS
*	A floor warden will be assigned on each floor, and a deputy floor warden shall be appointed as that floor warden’s replacement, if the floor warden is absent.

*	Floor wardens and/or deputies will be responsible for systematic checking of each floor’s exit lights, fire doors and passages on a regular basis.
3.	FIRE EVACUATION
a.	In case of fire, you should pull an interior fire alarm and call Building Security or the Building Management Office.

b.	Smoke and/or sprinkler activation will automatically transmit a signal to the fire department and bring all elevators to the Building lobby. Our attendant at the console will also manually alert the fire department.

c.	The attendant at the Fire Command Station (lobby) will instruct tenants in evacuation procedure and advise of emergency conditions by using the Fire Communication System.

d.	Designated floor wardens on all floors will coordinate evacuation procedures through communication with the Fire Command Station at the lobby console.

e.	In case of evacuation, persons in stairwells must allow fire department personnel movement through the stairwells by traveling on the wall side of stairwells.

f.	It is of the utmost importance that you remain calm and follow instructions issued by the floor warden and/or the Fire Command Station.

There will be no evacuation of the building unless specifically recommended by the Fire Department and conveyed from the Fire Command Station (lobby console) to all personnel. In the event of evacuation, calmly leave the Building and cross the street obeying instructions of the police and fire department.
Disabled Persons — A responsible person in the same work area should be assigned to assist the disabled persons.
J.	BOMB THREAT PROCEDURE
1.	THE THREAT
If you receive a telephone threat of a bombing, PROCEED AS FOLLOWS:
a.	Remember details of the telephone call;
(i)	location of bomb

(ii)	stated time of explosion

(iii)	back ground noise

(iv)	accent, voice and sex of caller.

b.	Call the Building Management Office immediately at 410/727-2600.
2.	THE DECISION
For obvious reasons, the Building is not automatically evacuated every time a threat is made. However, your safety is the prime consideration and based on specific circumstances, an appropriate decision will be made.
You can, of course, choose to evacuate your space at your discretion.
3.	THE EVACUATION
An evacuation plan approved by the Baltimore County Fire Department is maintained on file in the management office. Tenant are welcome to view it at any time. If evacuation is deemed necessary by the Police and the Building Manager, it will proceed as follows:
a.	The attendant at the Fire Communication Station (lobby) will instruct tenants in the evacuation procedure and advise of emergency conditions by using the Fire Communication System.

b.	All means of exit will be utilized for speedy evacuation: passenger and freight elevators and fire stairs.

c.	Floors will be evacuated by order of imminent danger but, NOT all at once.

d.	You will not be permitted to remain in the lobby during the evacuation and search.

No doubt, there will be rumors and anxiety spread by some people. Please control those around you who might cause a panic.
K.	SECURITY

1.	NORMAL BUILDING HOURS-	8:00am to 6:00prn,
Monday through Friday

8:00am to 1:00pm,
Saturday
2.	AFTER HOURS — Card Access System Procedures
Redwood Tower has a card access system. Tenants must have access cards to enter the Building after hours. Additional requirements will include proper identification and a sign-in procedure.
Access to Redwood Tower beyond the Normal Building Hours listed above can only be accomplished by using the Building’s card access system. Even after your employee has gained access through the security entrances, he/she must show this card to the lobby security personnel and then sign the tenant register.
Please furnish the building Manager with the names and signatures of the authorized “After Hours” personnel at least (4) four weeks before you move in so that access cards can be prepared.
You will be provided with one (1) access card for every 200 square feet, or fraction thereof, of rentable office space you occupy. Additional cards may be purchased from the building Management Office.
3.	GENERAL
All persons entering or leaving before or after Normal Building Hours, as defined above, are required to sign the tenant register.
Moreover, any person leaving the Building with packages or boxes, etc. or other than normal personal items will be required to present an approved pass to the lobby security guard. Passes are to be prepared and used as follows:
a.	Prepare a letter signed by an authorized employee of your firm including the following information:
(i)	the individual authorized to remove material from the Building;

(ii)	the date on which the material is to be removed from the Building;

(iii)	a description of the material to be removed from the Building.

b.	Present the approved pass to the security personnel in the lobby prior to leaving the Building.
The lobby security personnel will maintain a log of your employees who are authorized to sign passes.
L.	MAIL AND DELIVERIES
1.	Mail will be delivered to the central mail room located on the first office level (9th floor).

2.	Deliveries:
a.	Furniture, fixtures, equipment, office supplies, etc.
*	All deliveries are to be made from the Redwood Tower Lobby with the designated elevator, however, not more than two (2) exclusive round trips of freight will be authorized during Normal Building Hours.

*	If more than two (2) exclusive trips are required, the deliveries must be approved by Building Management for Normal Business Hours and the use of the designated building elevator will be scheduled in advanced. The preferred hours are 9:00am — 11:00am, 2:00pm — 4:00pm, then after 6:00pm.
b.	Parcel Post, Federal Express, UPS, etc.
*	Delivered directly to your suite.

EXHIBIT E
METHOD OF BUILDING MEASUREMENT FOR OFFICE SPACE
I.	SINGLE-TENANCY FLOORS

The Rental Area of a single-tenancy floor shall be the area within the outside walls computed by measuring from the inside surface of the window glass to the inside surface of the opposite window glass including columns and projections necessary to the building as well as accessory areas within and exclusively serving only that floor, with their enclosing walls, toilets, janitors closets, electrical closets, air-conditioning rooms and fan rooms and telephone closets, together with four percent (4%) of the sum so determined as a “Common Area Factor.” Rental Area will not include penetrations made by public stairs, fire towers, public elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts.

II.	DIVIDED FLOORS

The Rental Area of an individual office or a portion of a divided floor shall be the area computed by measuring from the inside surface of the window glass to the finished surface of the corridor side of corridor partitions and from center to center of the partitions that separate the Premises from adjoining Rental Areas including columns and projections necessary to the Building together with twelve percent (12%) of the sum so determined as a “Common Area Factor.”